Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Kathy Walsh
Director of Marketing
Fallston Group, LLC
410-420-2001
kathy.walsh@fallstongroup.com

Hamilton Bancorp, Inc. Reports 31% Asset Growth and 47% Growth in Net Interest Income for the Fiscal Year Ending March 31, 2017

TOWSON, MD. (June 12, 2017)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the fiscal year and three-month period ending March 31, 2017, reflecting contribution from both acquired and organic loan growth, improving efficiencies, and expanding net interest margin. Financial highlights include the following:

Fiscal Year Highlights Ended March 31, 2017 vs. 2016

●	Total assets grew to $514.5 million, up $121.6 million, or 31 percent, compared to $392.9 million at March 31, 2016.

●
Total gross loans grew to $339.0 million, up $116.2 million, or 52 percent, compared to $222.8 million at March 31, 2016.  Growth in loans for fiscal 2017 was largely attributable to the acquisition of Fraternity Community Bancorp, Inc. (“Fraternity”) in May 2016, organic loan growth, and the purchase of a 1-4 family residential loan portfolio.

●	Total deposits grew to $412.9 million, up $98.9 million, or 31 percent, compared to $314.0 million at March 31, 2016. This growth included $108.9 million in Fraternity acquired deposits.

●	Net interest income increased $4.4 million, or 46.6%, to $13.9 million.

●	Net interest margin increased two basis points from 3.02 percent to 3.04 percent.

●
Efficiency ratio improved from 93.0% to 88.6% over the past year. The operational efficiency ratio, which excludes merger related expenses, branch consolidation expense and gains on sale of investments and property, improved from 90.4% for fiscal 2016 to 83.9% for fiscal 2017.

●	Nonperforming loans as a percentage of gross loans improved 70 percent to 0.69 percent from 2.27 percent at March 31, 2016.

●
The allowance for loan loss as a percentage of nonperforming loans increased to 94.5 percent from 33.7 percent at March 31, 2016. Approximately $3.4 million was recorded through the provision for loan loss in fiscal 2017 compared to $440,000 in fiscal 2016 based upon net charge-offs of $2.9 million and $428,000, respectively.  The increase in the provision is the result of a $1.1 million charge-off relating to one commercial real estate relationship that predates our Chief Lending Officer and Chief Credit Officer, approximately $1.6 million in charge-offs associated with the write-down and sale of investor loans obtained through acquisition, and an overall increase in loans attributable to both organic growth and loan purchases.

●
Net loss for fiscal 2017 was $929,000, which included $3.4 million in provisions for loan losses and $889,000 in after tax branch consolidation and acquisition related expenses (including consulting and non-compete agreements), or a loss of $0.29 per common share. In fiscal 2016, in comparison, the net loss was $93,000 or $0.03 per common share, including provision for loan loss of $440,000 and acquisition related expenses of $900,000.

●	Non-GAAP net income for fiscal 2017 would have been a loss of $40,000, $0.01 per common share, excluding the $889,000 in after tax branch consolidation and acquisition related expenses.

Quarterly Highlights – Quarter Ended March 31, 2017 vs. March 31, 2016

●
Total assets increased $14.7 million to $514.5 million during the quarter ended March 31, 2017 due to a $23.0 million purchase of a pool of 1-4 family residential mortgage loans that was funded by cash and $11.6 million in borrowings.

●	Net interest income increased to $3.6 million, up $1.0 million, or 38 percent, from $2.6 million.

●	Net Interest margin increased 26 basis points, or 8.9 percent, to 3.17 percent compared to 2.91 percent a year ago.

●
Net loss was $976,000, or $0.31 per common share, including $2.4 million in provision for loan losses compared to net income of $117,000, or $0.04 per common share that included $250,000 in provision for loan losses for the 2016 period.

●
The large provision for the 2017 period was a result of charge-offs, including $490,000 associated with one commercial real estate relationship and $1.6 million in charge-offs relating to a pool of 1-4 family non-owner occupied real estate (investor) loans that were written down to fair value and sold. The pool of loans were obtained through our recent acquisitions and sold at the end of the quarter.

●	Book value per common share decreased to $17.53, down twenty-five cents from $17.77 at December 31, 2016.

“During the quarter ended December 31, 2016 we sold a portfolio of non-performing loans inherited through our recent acquisitions.  The buyer contacted us to purchase additional loans during the last quarter of fiscal 2017, and we decided to divest of additional acquired assets that were beginning to deteriorate” said Robert DeAlmeida, President and CEO of Hamilton Bank.  “While the write-down on this portfolio, related to the sale of these loans, contributed to the loss for the fiscal year, the recent acquisitions are contributing to our growth in core earnings. I am also pleased with our growth in low cost core deposits as a result of the efforts of our commercial team and retail network.”

Balance Sheet

Total assets grew $121.6 million, or 31 percent, during the fiscal year to $514.5 million at March 31, 2017, compared to $392.9 million at March 31, 2016. The growth was primarily attributable to $155.5 million in assets acquired from Fraternity, net of acquisition accounting adjustments, partially offset by $25.7 million in cash used to fund the transaction.

Cash and cash equivalents at March 31, 2017 are $29.4 million compared to $67.4 million at March 31, 2016. The decline from March 31, 2016 is a result of cash used to fund the Fraternity acquisition, supplement the purchase of a pool of loans, and purchase various securities. Investments have increased $31.9 million since the beginning of the fiscal year, including $50.6 million in purchases and $6.5 million in sales over that period. Excluding funds needed for operations, management intends to utilize any excess cash for future loan growth.

Total gross loans grew $116.2 million, or 52 percent, to $339.0 million at March 31, 2017 from $222.8 million at March 31, 2016. This growth in large part was due to $108.8 million in merger-acquired loans. In addition, strong commercial and residential construction loan demand is helping to offset run-off from our one-to four-family residential loans and acquired loans. Excluding acquired loans, commercial real estate increased $20.1 million, or just over 26 percent since March 31, 2016, while commercial business loans increased almost $1.6 million, or 8 percent. During the third and fourth quarter of fiscal 2017, respectively, the Company sold a pool of performing and non-performing loans. The loan pools were obtained through our recent acquisitions and had an aggregate contractual balance of $6.4 million and a book balance of $4.5 million prior to sale. The loans were identified as held for sale and written down by $1.6 million to the lower of cost or fair value based upon the estimated sales price and subsequently sold. Both loan pools included residential non-owner occupied investor loans and were sold due to deteriorating financial condition. Management determined it was prudent to sell the loans as a pool instead of incurring the potential cost of foreclosure.

Total deposits increased $98.9 million, or 31 percent, to $412.9 million at March 31, 2017, from $314.0 million at March 31, 2016. This growth included $108.9 million in acquired deposits. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposits to support continued loan growth. Core deposits at March 31, 2017 were $164.4 million. Excluding the core deposits acquired in the Fraternity acquisition, core deposits increased $24.5 million, or 17 percent since March 31, 2016.  Core deposits comprised 40 percent of total deposits at March 31, 2017.

Borrowings increased $21.3 million to $36.1 million at March 31, 2017, from $14.8 million a year ago. Approximately $15.8 million of the growth is associated with FHLB advances acquired in the Fraternity acquisition and $11.5 million in advances were obtained in March 2017 to supplement the $23 million purchase of a pool of residential loans. Offsetting these new advances were $5.5 million in maturing advances.

Credit Quality

Maintaining strong asset quality remains a core management objective. Non-performing loans at March 31, 2017, decreased to $2.3 million, or 0.69% of gross loans, from $5.1 million at March 31, 2016, or 2.27 percent of total gross loans. The decrease in both dollars and percentage was due primarily to the sale of $626,000 in nonaccrual loans during the third quarter, a total of $1.1 million in charge-offs relating to one commercial real estate relationship that predates our Chief Lending Officer and Chief Credit Officer, and an overall increase in loans from the Company’s acquisition of Fraternity. Annualized net charge-offs to average loans increased to 0.92 percent in fiscal 2017 from 0.22 percent at March 31, 2016, as a result of the charge-offs previously mentioned. Net charge-offs for fiscal 2017 totaled $2.9 million, resulting from $3.0 million in charge-offs, the majority of which involved just three credit relationships, and $52,000 in recoveries.

Income Statement

GAAP results reflect a net loss of $929,000, or $0.29 per common share, for fiscal 2017, which included $3.4 million in loan loss provisions and after tax branch consolidation and acquisition related expenses (including consulting and non-compete agreements) of $889,000 associated with the Fraternity acquisition. In comparison, the net loss was $93,000, or $0.03 per common share, for fiscal 2016, which included $900,000 in acquisition related expenses.  The operating (non-GAAP) net loss for fiscal 2017 would have been a loss of $40,000, or $0.01 per common share, which excludes the $889,000 in after tax costs associated with the Fraternity acquisition.

Net interest income for fiscal 2017 was $13.9 million, up $4.4 million or 47 percent from $9.5 million for fiscal 2016, reflecting the successful completion of our Fraternity acquisition in May 2016.  The increase reflected a $5.4 million, or 48 percent, increase in interest income as average earning assets increased $143.2 million due to investment and loan growth resulting from our most recent acquisition, along with organic loan growth. Partially offsetting the increase in interest income was an increase of $1.0 million, or 56 percent, in interest expense over that same period. Overall, average interest-bearing liabilities increased by $151.9 million, or 59 percent, in large part due to acquisition-related growth. The net interest margin for the fiscal year ending March 31, 2017 increased to 3.04 percent, compared to 3.02 percent in the prior fiscal year.

Non-interest revenue for fiscal 2017 was $1.1 million compared to $1.6 million for fiscal 2016. This decrease is a result of a $407,000 gain in the prior year associated with the sale of our Towson branch building and $270,000 in gains on the sale of securities in fiscal 2016 compared to only $23,000 in gains for fiscal 2017. From an operational standpoint, revenue from service charges increased $37,000, or 10 percent to $420,000 in fiscal 2017 compared to fiscal 2016, along with a $35,000 increase in loans fees and merchant credit card services combined. Revenue from bank-owned life insurance (BOLI) also increased $135,000, or 39 percent as a result of the $5.1 million in BOLI acquired in the Fraternity acquisition.

Non-interest expense for the fiscal year ended March 31, 2017 was $13.2 million, an increase of $3.0 million, or 29 percent, from the fiscal year ended March 31, 2016, primarily reflecting the completion of our most recent acquisition. Although there are overall added expenses as a result of operating a larger financial institution, the Fraternity acquisition allowed us to achieve greater economies of scale as reflected in the improvement in the efficiency ratio to 89 percent for fiscal 2017 compared to 93 percent for fiscal 2016. Included in non-interest expense for fiscal 2017 was $889,000 in after tax costs relating to branch consolidation and acquisition related expenses (including consulting and non-compete agreements) associated with the Fraternity acquisition. Management continues to focus on reducing operating expenses and achieving higher efficiencies and economies of scale.

The Company reported a $758,000 tax benefit for fiscal 2017 due to the pre-tax loss of $1.7 million. The comparable period a year ago reflects tax expense of $422,000 on pre-tax income of $329,000. The tax expense for the prior year ending March 31, 2016 is a result of $900,000 in acquisition-related expenses incurred that are not tax deductible.

For the fourth quarter of fiscal 2017, the net loss totaled $976,000 compared to net income of $117,000 for the same quarter a year ago. The quarter ended March 31, 2016, included $229,000 in gains on the sale of securities. Net interest income increased $1.0 million to $3.6 million for the fourth quarter of fiscal 2017, while operating expenses increased $556,000 when compared to the fourth quarter of fiscal 2016. Both of these increases are primarily related to the timing of the Fraternity acquisition.

The Company recorded provisions for loan losses equal to $2.4 million in the most recent quarter compared to $250,000 in the same period a year ago. The large provision for the fourth quarter of fiscal 2017 is related to a $490,000 charge-off associated with one commercial real estate relationship that predates the Chief Lending Officer and Chief Credit Officer and $1.6 million in charge-offs pertaining to acquired 1-4 family non-owner occupied real estate loans that were written down to fair value and sold at the end of the quarter.

Capital

Average shareholders’ equity to average assets is at 12 percent for the fiscal year ending March 31, 2017. This was down from 18 percent a year ago due to the increase in average assets resulting from the Fraternity acquisition, which was an all-cash transaction and had no material impact on shareholders’ equity. All of the Bank’s regulatory capital ratios continued to exceed levels required to be categorized as “well capitalized.” Outstanding common shares at March 31, 2017 were 3,411,075, a decrease of 2,571 common shares from March 31, 2016.

Non-GAAP Financial Measures

Management believes that Non-GAAP financial measures, including tangible book value and net income and loss that exclude pre-acquisition related expenses, including branch consolidation, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Please direct all media inquiries to Kathy Walsh at 410-420-2001 or by email at kathy.walsh@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

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About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $515 million in assets and $60 million in regulatory capital. The bank has 75 full-time employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended March 31,		Fiscal year ended March 31,
Operation Statement Data:	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest revenue	$4,350	$3,162	$16,762	$11,318
Interest expense	718	537	2,871	1,843
Net interest income	3,632	2,625	13,891	9,475
Provision for loan losses	2,355	250	3,395	440
Net interest income after provision for loan loss	1,277	2,375	10,496	9,035
Noninterest revenue	214	443	1,054	1,554
Noninterest expenses	3,160	2,604	13,237	10,260
Income (loss) before income taxes	(1,669)	214	(1,687)	329
Income tax (benefit) expense	(693)	97	(758)	422
Net income (loss) available to common shareholders	$(976)	$117	$(929)	$(93)

Per share data and shares outstanding:
Net income (loss) per common share, basic and diluted	$(0.31)	$0.04	$(0.29)	$(0.03)
Book value per common share at period end	$17.53	$18.03	$17.53	$18.03
Tangible book value per common share at period end (6)	$14.80	$15.87	$14.80	$15.87
Average common shares outstanding (1)	3,190,225	3,178,099	3,180,292	3,169,181
Shares outstanding at period end	3,411,075	3,413,646	3,411,075	3,413,646

Selected performance ratios:
Return on average assets	-0.78%	0.12%	-0.19%	-0.03%
Return on average equity	-6.79%	0.76%	-1.58%	-0.15%
Net interest margin (2)	3.17%	2.91%	3.04%	3.02%
Efficiency ratio (3)	82.16%	84.88%	88.57%	93.03%

Average assets	$501,561	$390,490	$497,715	$339,455
Average shareholders' equity	$57,463	$61,471	$58,973	$61,019

Financial Condition Data:	March 31, 2017	December 31, 2016	March 31, 2016
	(Unaudited)	(Unaudited)	(Audited)
Total assets	$514,530	$499,835	$392,917
Investment securities, available for sale	102,429	106,754	70,484
Loans receivable - gross (excluding loans held for sale)	339,000	332,255	222,767
Allowance for loan losses	(2,195)	(2,064)	(1,702)
Bank-owned life insurance	18,253	18,133	12,710
Other assets	57,043	44,757	88,658
Total deposits	412,856	408,324	313,994
Borrowings	36,125	26,194	14,805
Other liabilities	5,758	4,643	2,573
Total shareholders' equity	59,791	60,674	61,545

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	59,791	60,674	61,545
Goodwill and other intangible assets, net	(9,303)	(9,393)	(7,386)
Tangible shareholders' equity	50,488	51,281	54,159

Asset quality ratios:
Nonperforming loans to gross loans (4)	0.69%	0.92%	2.27%
Allowance for loan losses to gross loans	0.65%	0.62%	0.76%
Allowance for loan losses to nonperforming loans	94.49%	67.78%	33.70%
Nonperforming assets to total assets (5)	0.55%	0.70%	1.40%
Net charge-offs (annualized) to average loans	0.92%	0.28%	0.22%

Capital ratios: (bank only)
Leverage ratio	8.28%	8.51%	11.78%
Common equity tier I risk-based capital ratio	12.13%	12.73%	19.06%
Tier I risk-based capital ratio	12.13%	12.73%	19.06%
Total risk-based capital ratio	12.81%	13.37%	19.81%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.